Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: MICHAEL J. KOSS
OCTOBER 6, 2004	(414) 964-5000

Koss Sales Slip On Slow Mass Market Re-Orders
and Reductions in OEM Sales

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone leader, has announced the results of its first quarter for the period ending September 30, 2004. Sales for the first quarter slipped 2% to $8,972,580 compared to $9,164,691 for the same period one year ago. Net income for the period declined to $889,911 compared to $944,629 from one year ago. First quarter diluted earnings per share were $0.23 compared with $0.24 one year ago.

“Re-orders for the U.S. mass market did not occur at the same levels as the prior year,” Michael J. Koss, President and CEO, told employees at a quarterly profit sharing meeting. “The decline of approximately $55,000 in net income can be attributed to sagging domestic retail sales, OEM communications sales, and expenses in our one year old Bi-Audio Communications company. Unfortunately, this new venture did not generate enough sales to make a profitable contribution during the first quarter. The sag in sales revenue of OEM products was also echoed by slower than expected re-orders from domestic U.S. superstores and the mass market during the first three months.”

Michael Koss went on to explain that the Company had shifted approximately 3% of its orders from September to October as a result of a requested fulfillment change from customers in the automotive industry.

“Had the change in the fulfillment process for our wireless products not taken place at the end of September, we believe that these products would have shipped directly to our customers during the quarter and that the addition of these sales would have more than covered the reductions we have reported for this period,” Koss stated.

Koss went on to say that the U.S. retail based portion of the Company’s business was slow in July and August but began to pick up very late in the month of September. Sales to Europe continued to be strong and increased sharply over the prior year by 58%.

“We continue to be encouraged with the outstanding progress we are seeing in our export sales particularly to Europe,” Koss said.

Koss will pay a dividend of $0.13 cents per share on October 15, 2004, to shareholders of record September 30, 2004.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,”

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“predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

Three Months Ended September 30	2004	2003
Net Sales	$8,972,580	$9,164,691
Cost of goods sold	5,549,607	5,667,046

Gross profit	3,422,973	3,497,645
Selling, general and administrative expense	2,119,521	2,029,734

Income from operations	1,303,452	1,467,911
Other income (expense)
Royalty income	151,456	190,325
Interest income	4,198	4,420
Interest expense	0	0

Income before income tax provision and cumulative effect of change in accounting principles	1,459,106	1,662,656
Provision for income taxes	569,195	642,152

Income before cumulative effect of change in accounting principles	889,911	1,020,504
Cumulative effect of change in accounting principles (net of tax of $49,125)	0	(75,875)

Net income	$889,911	$944,629

Earnings per common share:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.24	$0.27
Accounting change	0.00	(0.02)

Basic earnings per common share:	$0.24	$0.25
Diluted earnings per common share:
Before cumulative effect of accounting change	$0.23	$0.26
Accounting change	0.00	(0.02)

Diluted earnings per common share	$0.23	$0.24

Dividends per common share	$0.13	$0.13

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